Exhibit 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO

Network-1 Technologies, Inc.

(212) 829-5770

Network-1 Extends its Share Repurchase Program

New Canaan, Connecticut June 14, 2023 – Network-1 Technologies, Inc. (NYSE MKT: NTIP) announced today that its Board of Directors has extended its previously announced share repurchase program (the “Share Repurchase Program”) pursuant to Rule 10b-18 of the Securities Exchange Act, as amended, authorizing Network-1 to repurchase up to $5,000,000 of shares of its common stock over the next two years. To date, Network-1 has repurchased an aggregate of 9,360,944 shares of its common stock under the Share Repurchase Program since inception of the program in August 2011 at an average price of $1.93 per share or an aggregate cost of approximately $18,085,981 (exclusive of commissions).

The common stock may be repurchased from time to time in open market transactions or privately negotiated transactions in the Network-1’s discretion. The timing and amount of shares repurchased will be determined by Network-1’s management based on its evaluation of market conditions and other factors. The Share Repurchase Program may be increased, suspended or discontinued at any time.

The extension Share Repurchase Program was approved by Network-1’s Board of Directors as part of its ongoing consideration of alternative methods to take advantage of its strong cash position. The Board of Directors believes that the extension of the Share Repurchase Program at this time is in the best interests of Network-1 and its shareholders and will not impact Network-1’s ability to execute its future plans.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns ninety-seven (97) U.S. patents and eight (8) international patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes efforts to monetize five patent portfolios (the Cox, M2M/IoT, HFT, Mirror Worlds and Remote Power Patent portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $187,000,000 from May 2007 through March 31, 2023. Network-1 has achieved licensing and other revenue of $47,150,000 through March 31, 2023 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2022 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 filed with the Securities and Exchange Commission including, among others, Network-1’s uncertain revenue from licensing its intellectual property, uncertainty as to the outcome of pending litigation involving Network-1’s Cox Patent Portfolio and Remote Power Patent, whether Network-1 will be successful in its appeal to the Federal Circuit of the District Court judgement of non-infringement dismissing Network-1’s litigation against Facebook (now Meta Platforms, Inc.), the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, M2M/IoT Patent Portfolio, HFT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio and Remote Power Patent as well as a return on its investment in ILiAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company which may result in Network-1 issuing a special cash dividend to its stockholders, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.